Dated November 30, 2017
Registration Statement No. 333-202562-01
Relating to
Preliminary Prospectus Supplement Dated November 30, 2017 and
Prospectus dated March 6, 2015

$750,000,000 3.375% NOTES DUE 2027

Issuer:	Simon Property Group, L.P.
Legal Format:	SEC Registered
Ratings*:	A2 (Moody’s) / A (S&P)
Size:	$750,000,000
Maturity Date:	December 1, 2027
Coupon (Interest Rate): Interest Payment Dates:	3.375% per annum June 1 and December 1, commencing June 1, 2018
Benchmark Treasury:	2.250% due November 15, 2027
Benchmark Treasury Price and Yield:	98-16+; 2.419%
Spread to Benchmark Treasury:	+105 basis points
Yield to Maturity:	3.469%
Initial Price to Public:	99.214% plus accrued interest from December 11, 2017 if settlement occurs after that date
Redemption Provision:	Make-whole call prior to September 1, 2027 based on U.S. Treasury +20 basis points or at par on or after September 1, 2027
Settlement Date:	T+7; December 11, 2017
CUSIP / ISIN:	828807 DE4 / US828807DE42
Joint Book-Running Managers:

Barclays Capital Inc.
Citigroup Global Markets Inc.
RBC Capital Markets, LLC
SMBC Nikko Securities America, Inc.
BNP Paribas Securities Corp.
Goldman Sachs & Co. LLC
Jefferies LLC
Scotia Capital (USA) Inc.
TD Securities (USA) LLC
U.S. Bancorp Investments, Inc.

Co-Managers:

BB&T Capital Markets, a division of BB&T Securities, LLC
BNY Mellon Capital Markets, LLC
Fifth Third Securities, Inc.
The Huntington Investment Company
MUFG Securities Americas Inc.
Regions Securities LLC

The Issuer has concurrently priced $600,000,000 aggregate principal amount of 2.750% senior unsecured notes due 2023.

This communication is intended for the sole use of the person to whom it is provided by the issuer.

*A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates.  Before you make a decision to invest, you should read the prospectus in that registration statement and the related preliminary prospectus supplement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the Securities and Exchange Commission’s website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and related preliminary prospectus supplement if you request it by calling Barclays Capital Inc. toll-free at 1-888-603-5847, Citigroup Global Markets Inc. toll-free at 1-800-831-9146, RBC Capital Markets, LLC toll-free at 1-866-375-6829 or SMBC Nikko Securities America, Inc. toll-free at 1-888-868-6856.